Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 33-90452, 33-94594, 333-10811, 333-74269, 333-89962 and 333-107564 each on Form S-8, of The Gymboree Corporation and subsidiaries of our report dated April 14, 2004, appearing in this Annual Report on Form 10-K of The Gymboree Corporation and subsidiaries for the fiscal year ended January 31, 2004.

/s/ Deloitte and Touche LLP

San Francisco, California
April 14, 2004